Exhibit 107

CALCULATION OF FILING FEE TABLES

S-1

XCF GLOBAL, INC.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule		Amount Registered	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A Common Stock, par value $0.001 per share	(1)	457	(c)	47,619,047	$1.05	$50,000,000	0.0001381	$6,905

						Total Offering Amounts:		$50,000,000		$6,905
						Total Fees Previously Paid:				0.00
						Total Fee Offsets:				0.00
						Net Fee Due				$6,905

Offering Note(s)

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions with respect to the shares being registered.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The price shown is the average of the high and low selling price of the common stock on October 21, 2025, as reported on the Nasdaq Capital Market.